Exhibit 10.35

February 16, 2007

Jazz Semiconductor, Inc.
4321 Jamboree Road
Newport Beach, California 92660

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of January 6, 2006 (the “Loan Agreement”), by and among Wachovia Capital Finance Corporation (Western) (“Lender”), Jazz Semiconductor, Inc., a Delaware corporation (“Parent”), and Newport Fab, LLC, a Delaware limited liability company (“Operating Company”, Operating Company and Parent, collectively, the “Borrowers”, and each a “Borrower”). Unless otherwise defined in this letter, any capitalized terms that are defined in the Loan Agreement shall have the same meanings as used herein.

Pursuant to the terms of Section 9.7(a) of the Loan Agreement (and subject to certain exceptions), no Borrower shall permit any Person to merge into or with or consolidate with it. Borrowers wish to have Joy Acquisition Corp., a Delaware corporation (“Merger Sub”), merge with and into Parent (with Parent as the surviving corporation) in accordance with the terms of that certain Agreement and Plan of Merger dated as of September 26, 2006, by and among Acquicor Technology Inc., a Delaware corporation (“Acquicor”), Merger Sub, Parent, and TC Group, L.L.C (the “Proposed Merger”). The terms of Section 9.7(a) of the Loan Agreement prohibit such an action by the Borrowers and therefore the Borrowers have requested that the Lender consent to such action.

Lender hereby consents to the Borrowers consummating the Proposed Merger; provided that (i) within ten (10) Business Days of the date hereof Borrowers and Lender, in its capacity as agent for certain financial institutions, have amended and restated the Loan Agreement consistent with the terms of that certain Commitment Letter dated September 26, 2006, issued by Lender and Wachovia Capital Markets, LLC to Acquicor; and (ii) from the date hereof no additional Loans or Letters of Credit shall be available to Borrowers under the Loan Agreement (it being understood that loans and letters and credit would be made available to Borrowers under the terms and subject to the conditions contained in such amended and restated loan agreement).

Except as expressly provided herein, nothing contained herein shall (i) amend, modify or alter any term or condition of the Loan Agreement or any other Financing Agreement or (ii) diminish, prejudice or waive any of the Lender’s rights and remedies under the Loan Agreement (including the right to require strict compliance with the terms of Section 9.7(a) of the Loan Agreement at any time hereafter), any other Financing Agreement or applicable law, and the Lender hereby reserves all of such rights and remedies.

This letter agreement shall be construed under and governed by the internal laws of the State of California, and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter agreement by telefacsimile or electronic transmission of a “pdf” (or other such viewable, printable data file) shall be equally effective as delivery of a manually executed original counterpart.

Very truly yours,

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
a California corporation

By:	/s/ Robin L. Van Meter

Name:	Robin L. Van Meter
Title:	Vice President

Accepted and agreed:

JAZZ SEMICONDUCTOR, INC.,
a Delaware corporation

By:	/s/ Harsha Tank

Name:	Harsha Tank
Title:	Interim CFO and Secretary

NEWPORT FAB, LLC,
a Delaware limited liability company

By:	/s/ Shu Li

Name:	Shu Li
Title:	President